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                                                                    EXHIBIT 99.1





        Contact:                                   For immediate release
        Liora Bram                                 David Becker
        Geoghegan Associates PR                    i2 Technologies, Inc.
        617-863-9933                               214-860-6266
        liora@spinpros.com                         david_becker@i2.com

                 i2 TECHNOLOGIES AND THINK SYSTEMS CORPORATION
                                 AGREE TO MERGE
  Leading supply and demand chain planning software providers join forces to offer world-class solutions.

IRVING, TX (May 16, 1997) -- i2 Technologies, Inc. (NASDAQ: ITWO) and Think Systems Corporation ("Think Systems") of Parsippany, NJ announced today that they have entered into an agreement to merge. Under the terms of the agreement, i2 will issue 3.859 million shares of its common stock for all the outstanding shares and stock options of Think Systems. Based on the closing price of i2 Technologies common stock on the Nasdaq National Market on May 15, 1997, the transaction is valued at approximately $146.6 million. The merger is intended to qualify as a tax-free reorganization and be accounted for as a "pooling of interests."

         In related news, i2 also announced a merger with Optimax Systems Corporation of Cambridge, MA.

Creating next-generation supply chain decision support solutions

In January, 1996, i2 and Think Systems entered into an OEM agreement to integrate Think Systems' FYI Planner demand management decision support software and i2's Rhythm(R) suite of intelligent planning and optimization solutions to provide enhanced forecast generation for manufacturing, sales, and marketing. By helping companies avoid excess inventory, unused capacity and missed due dates, the combined FYI Planner/Rhythm solution is well on its way to delivering on i2's goal of adding $50 billion in customer value through savings and growth by the year 2005.

i2 is committed to bringing next-generation supply chain decision support solutions to market. The decision to merge the two companies was a natural progression based on technological synergies and the success of the partnership. The merger enhances i2's ability to provide innovative, broadly applicable solutions and robust functionality to vertical industry groups today.

"i2 and Think Systems have been collaborating for the past 18 months on the deployment of the next generation of supply chain decision support solutions," said Sanjiv Sidhu, Chairman and CEO, i2 Technologies. "The success of our joint customers in improving supply chain efficiencies has been one of the driving forces behind the decision to unite the two organizations."





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"The i2-Think Systems relationship has been successful in part because of similar corporate cultures and methodologies," said Sandeep (Sandy) Tungare, President, Demand Management, i2 Technologies. "Customers will benefit from the tight integration of our demand planning and supply chain optimization solutions and our commitment to providing the customers of both companies with the level of support and service that they are accustomed to receiving." i2's Board of Directors has elected Tungare as a member upon completion of the merger.

Development Synergies

i2's powerful planning and optimization algorithms paired with Think Systems' multi-dimensional OLAP data representation capabilities for demand planning provide a broad-based solution that delivers full visibility across the supply chain. This solution now provides planning across the supply chain from retailer to scheduling of manufacturing and distribution to sourcing of raw materials.

In addition, Think Systems' mature development team should bring a valuable time-to-market advantage to i2 Technologies. Think Systems has a development group located in India with over six years of proven experience delivering software that is in production at 50 sites worldwide. The merger brings the head count in i2's R&D group to 265, which makes it the largest in the supply chain planning and optimization software industry.

The i2/Think Systems partnership is already delivering value to common customers who have implemented the combined solution. The two companies have successfully implemented integrated demand management and supply chain optimization solutions at a dozen customer sites, including E&J Gallo Winery, and 3M Company.

Cautionary Language

The Company noted that the above forward looking statements are subject to change based upon various important factors such as competition, market demand, and technological change. For additional factors which could impact the Company's financial results, please see the Company's Form 10-K filed in February, 1997.

About i2 Technologies

Founded in 1988, i2 Technologies is the leading provider of intelligent planning and scheduling software for global supply chain management, with customers worldwide. Its Rhythm family of products provides comprehensive intelligent support for planning and scheduling functions across both inter-enterprise and intra-enterprise supply chains. i2 is dedicated to providing its customers with the highest level of business value at the lowest possible cost. The firm is headquartered in Irving, TX and maintains offices in the United States (Atlanta, Boston, Chicago, Charlotte, New York City, Dallas, Detroit, Los Angeles, Pittsburgh, Santa Clara); Europe (Brussels, London, Munich, Paris); Asia Pacific (Melbourne, Seoul, Singapore, Tokyo); Latin America (Brazil, Mexico City); and Canada (Toronto). More information on i2 Technologies is available on the World Wide Web at http: /www.i2.com.





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About Think Systems

Think Systems Corporation was founded in 1986. The privately-held software company provides premium demand chain solutions for sales, marketing and logistics departments representing a variety of industries, including consumer packaged goods, high technology, pharmaceutical, apparel, paper, automotive and other product-driven specializations. Clients include Compaq Computer, Pfizer CHC, Philip Morris, Nikon, IBM, Siemens, Whirlpool and Motorola. Think Systems is headquartered in Parsippany, NJ, with regional offices located in Chicago, Dallas, Raleigh, San Diego, San Francisco, London and Singapore. More information on Think Systems is available on the World Wide Web at http://www.thinksys.com.


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